Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-173179

Nordstrom, Inc.

Prospectus Supplement No. 1 dated April 4, 2011

(To Prospectus dated March 30, 2011)

5,816,374 Shares of Common Stock

This Prospectus Supplement No. 1 supplements information contained in the prospectus, dated March 30, 2011, relating to the offer and sale from time to time of up to 5,782,858 shares (the “Resale Shares”) of common stock (“Common Shares”) by the selling shareholders identified in the prospectus and the sale of 33,516 Common Shares by the Company.  The Common Shares being sold were issued, or are originally issuable, in connection with the Company’s acquisition of HauteLook, Inc.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.  We will not receive any proceeds from the sale of the Common Shares, but we will incur expenses in connection with the offering.

The date of this prospectus supplement is April 4, 2011

SELLING SHAREHOLDERS

The Company has been informed that Konstantin Glasmacher, a Selling Shareholder identified in the prospectus as manager of certain entities, has redistributed certain Common Shares held by such entities to members of those entities.  These transactions were accomplished prior to the selling shareholder making any sale of Common Shares under the prospectus.

In order to reflect these transactions, the selling shareholders table in the prospectus is hereby amended by revising the line relating to Konstantin Glasmacher, and adding lines relating to Marion Lembke, Uwe Lembke and Vanessa Mitchell-Thomson.  The selling shareholder table, as amended, is reflected below.

	Shares Beneficially Owned Prior to Offering		Shares Offered Hereby	Shares Beneficially Owned after Completion of Offering
Name	Number	Percentage	Number	Number	Percentage
Insight Venture Partners VI, L.P.	2,057,799	*	2,057,799	—	*
Bernhard, Adam(1)	1,087,156	*	1,087,156	—	*
Konstantin Glasmacher(2)	663,688	*	663,688	—	*
Insight Venture Partners (Cayman) VI, L.P.	646,448	*	646,448	—	*
Innovent Group, LLC	559,665	*	559,665	—	*
Ben-Avraham, Sam	188,335	*	188,335	—	*
Insight Venture Partners VI (Co-Investors), L.P.	119,577	*	119,577	—	*
Booth, Sussan	82,191	*	82,191	—	*
Lembke, Marion(3)	82,191	*	82,191	—	*
Coffin Capital LLC	53,501	*	53,501	—	*
Debevoise, Allen	41,605	*	41,605	—	*
Lembke, Uwe(4)	41,094	*	41,094	—	*
Sigal, Linda	41,094	*	41,094	—	*
Isenberg, Betsee	37,664	*	37,664	—	*
Heimbold, Michael	18,830	*	18,830	—	*
Cohen, Jason	16,640	*	16,640	—	*
Mitchell-Thomson, Vanessa(5)	16,435	*	16,435	—	*
Millennium Technology Value Partners II, L.P.	8,545	*	8,545	—	*
Antvelink, Gerard	6,162	*	6,162	—	*
M&N 2005 Trust	5,198	*	5,198	—	*
Shovlin, Iain	4,156	*	4,156	—	*
Berger, Amber	2,560	*	2,560	—	*
Halperin, Leon	2,052	*	2,052	—	*
Swartz, John	202	*	202	—	*
Krolewicz, Lior	70	*	70	—	*

*  Represents less than 1.0% of our Common Shares.

(1)           Mr. Bernhard is the Chief Executive Officer of HauteLook, Inc., a wholly owned subsidiary of the Company.

(2)           Represents 663,688 Common Shares held by Lago Advisors, LLC, of which the Selling Shareholder is the managing member.

(3)           Represents 82,191 Common Shares held by Marengo Four, LLC, of which the Selling Shareholder is the sole member.

(4)           Represents 41,094 Common Shares held by Marengo Three, LLC, of which the Selling Shareholder is the sole member.

(5)           Represents 16,435 Common Shares held by Marengo Two, LLC, of which the Selling Shareholder is the sole member.